Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-205639) pertaining to the CNX Coal Resources LP 2015 Long-Term Incentive Plan of our report dated February 5, 2016, with respect to the consolidated financial statements of CNX Coal Resources LP included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young, LLP
Pittsburgh, Pennsylvania
February 5, 2016